Exhibit 10.1

PURCHASE AND SALE AGREEMENT

Among

STEINWAY, INC.,

as Seller,

and

111 WEST 57TH LH LLC,

as Purchaser

With Respect to

111 West 57th Street

New York, New York

As of March 25, 2013

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of March 25, 2013 (the “Effective Date”), is made by STEINWAY, INC., a Delaware corporation, having an address at One Steinway Place, Long Island City, New York  11105 (“Seller”) and 111 WEST 57TH LH LLC, a Delaware limited liability company, having an address at c/o JDS Development, 104 5th Avenue, 9th Floor, New York, New York, 10011 (“Purchaser”).

RECITALS

A.            Seller owns the leasehold interest in that certain plot, piece and parcel of land located in The City of New York, County of New York and State of New York, as described on Schedule A attached hereto and made a part hereof (the “Land”), and the fee interest in the Improvements (as hereinafter defined), each pursuant to the terms of the Ground Lease (as hereinafter defined);

B.            Seller desires to sell, and Purchaser desires to purchase, the Property (as hereinafter defined) for the consideration set forth herein, and all in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex I of this Agreement.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE;

TERMS OF SALE AND PURCHASE

2.1                               Agreement to Sell and Purchase.  For and in consideration of the mutual covenants and agreements set forth herein and upon and subject to the terms, provisions and conditions of this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property, in each case for the consideration set forth herein, and in each case free and clear of any lien, claim, charge or encumbrance, except for the permitted exceptions listed on Schedule B attached hereto (collectively, the “Permitted Exceptions”).

2.1.1                     For purposes of this Agreement, the “Property” shall mean:

(i)                                     All right, title and interest in and to the Land and the Real Property conveyed to Seller pursuant to the Ground Lease;

(ii)                                  Subject to the terms of the Ground Lease, the fee estate in the buildings and other improvements built on or attached to the Land (the “Improvements”);

(iii)                               All of Seller’s right, title, and interest in and to the fixtures built on or attached to the Real Property, other than those relating solely to the space demised by the New Seller Space Lease and not necessary for the operation of any other portion of the Building (the “Fixtures”);

(iv)                              All of Seller’s right, title and interest, if any, in and to all easements, rights of way, privileges, servitudes, appurtenances and other rights, if any, running with Seller’s interest in the Real Property;

(v)                                 Except for such items used solely in connection with the space demised by the New Seller Space Lease and not necessary for the operation of any other portion of the Building, all of Seller’s right, title, and interest in and to the equipment and machinery owned by or hereafter acquired by Seller and located on the Real Property and used in connection with the ownership, maintenance, use, and operation of the Real Property (the “Equipment”);

(vi)                              Except to the extent relating solely to the space demised by the New Seller Space Lease and not necessary for the operation of any other portion of the Building, all of Seller’s right, title and interest in and to (A) any assignable guaranties, warranties, certificates, rights and privileges relating to the Improvements, the Equipment or the Fixtures, to the extent in effect on the Closing Date, (B) any assignable licenses and permits relating to the Improvements, the Equipment or the Fixtures, to the extent in effect on the Closing Date, (C) any deposits made by Seller (or Seller’s predecessors-in-interest) with utility companies relating to the Improvements, the Equipment or the Fixtures, to the extent apportionment is made therefor under Section 8.1 hereof, (D) any plans or specifications relating to the Improvements or the Fixtures, to the extent in Seller’s possession or control on the Closing Date, and (E) any assignable trademarks, tradenames, logos, or similar property relating to the Improvements or the Fixtures, other than any of the foregoing using the “Steinway” name or associated with the business of Seller or with any of its products (the items described in clauses (A), (B), (C), (D)  and (E) above being collectively referred to herein as the “Contract Rights”);

(vii)                           All of Seller’s right, title and interest under all leases or other agreements for the present or future use or occupancy of any space in the Improvements, in respect of which Seller holds the interest of the lessor or licensor thereunder, as the case may be, and all guaranties or other documents relating thereto (each, a “Space Lease”; collectively, the “Space Leases”) that are in effect on the Closing Date, and all of Seller’s right, title and interest to all money, letters of credit, bonds, certificates of deposit, negotiable instruments, and other security deposited by the tenants or occupants under the Space Leases to secure performance of tenants’ obligations thereunder, to the extent such security remains in Seller’s possession or control on the Closing Date (collectively, the “Security Deposits”);

(viii)                        All right, title and interest of Seller in and to any Service Contracts relating to the Real Property as listed on Schedule C attached hereto and made a part hereof, together with any new contracts entered into under Section 5.2, but only to the extent such contracts or agreements are in effect on the Closing Date or have not been terminated as provided in this Agreement.

Notwithstanding the foregoing, “Property” shall specifically exclude any rights to the name “Steinway” in any format or usage, including without limitation by reference to the historical usage or name of any of the Improvements, and any and all uses of the name “Steinway” shall belong to and remain with Seller.  Notwithstanding the foregoing, nothing contained herein shall obligate Purchaser to remove the

“Steinway” name from the building if the cost of such removal is greater than Five Thousand and No/100 Dollars ($5,000); provided, however, if the cost of such removal shall exceed Five Thousand and No/100 Dollars ($5,000), Purchaser shall nonetheless complete such removal if Seller, at its election, pays all such additional costs and subject to the receipt of all required government approvals and compliance with all laws, ordinances, regulations and rules applicable to the Property.

2.2                               Purchase Price.  Subject to adjustment as hereinafter provided, the purchase price to be paid by Purchaser to Seller for the Property shall be the sum of (i) Forty Six Million and No/100 Dollars ($46,000,000) (the “Initial Purchase Price”), plus (ii) such amounts, if any, as may be distributed to Seller pursuant to that certain Escrow Agreement (the “Escrow Agreement”) between Purchaser and Seller dated as of the Closing Date (the “Additional Purchase Price” and together with the Initial Purchase Price, the “Purchase Price”).  On or prior to the Closing Date the Purchaser shall make the following payments in cash:

2.2.1                     An amount equal to Five Million Six Hundred Thousand and No/100 Dollars ($5,600,000) (including all interest and earnings thereon, the “Deposit”), on (or prior to) the Effective Date by wire transfer of immediately available funds to an account designated by the Title Company (in such capacity, “Escrow Agent”), which Deposit shall be held by Escrow Agent in a segregated, interest-bearing account with Capital One Bank or another commercial bank reasonably approved by Seller and Purchaser;

2.2.2                     An amount equal to (a) the Initial Purchase Price, as such amount may be increased or decreased pursuant to Article VIII, less (b) the Deposit (the full amount of which shall be released to Seller at Closing), on the Closing Date by wire transfer of immediately available United States federal funds to the account or accounts designated not later than two business days prior to the Closing Date by Seller;

2.2.3                     An amount equal to the amount required to be deposited by Purchaser pursuant to the Escrow Agreement (the “Escrow Amount”), on the Closing Date by wire transfer of immediately available United States federal funds to the account set forth in the Escrow Agreement, a portion of which amount may be used to pay the Additional Purchase Price pursuant to the Escrow Agreement.

Any wire transfer on the Closing Date shall be initiated by 4:00 PM, Eastern Standard Time, on such date.

2.3                               The Closing.  The consummation of the sale and purchase of the Property contemplated by this Agreement (the “Closing”) shall occur at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, or at such other location in New York City as shall be mutually acceptable to the parties.  Subject to the satisfaction or waiver of all of the conditions precedent specified herein, the Closing shall occur at 10:00 A.M., New York time on May 20, 2013 or on such date as the parties may agree, subject to Seller’s extension right in Section 3.2.5, with TIME BEING OF THE ESSENCE as to Purchaser’s obligation to consummate the Closing on May 20, 2013, or such extended date, as the case may be (such date, as the same may be extended or adjourned by Purchaser or Seller in accordance with this Section 2.3 or as may be otherwise modified by the mutual agreement of Seller and Purchaser, is hereinafter referred to as the “Closing Date”).  Purchaser may, upon not less than five (5) business days prior written notice to Seller, extend the Closing Date one time to a date not later than June 3, 2013.

ARTICLE III

TITLE AND SURVEY

3.1                               Delivery of Title and Survey.  On or before the Effective Date, Seller has delivered to Purchaser a copy of the Survey and Purchaser has delivered to Seller a copy of the Commitment issued by the Title Company.  Purchaser acknowledges that the state of title reflected by the Survey and the Commitment is acceptable to Purchaser in all respects.

3.2                               Title Matters.

3.2.1                     Seller hereby covenants and agrees from and after the Effective Date not to create, consent to in writing, affirmatively permit in writing, or actively collude in the creation or imposition of any Exception (as hereinafter defined) without the prior written consent of Purchaser, which consent may be withheld by Purchaser in its sole discretion.  Except as expressly provided in this Agreement, Seller shall have no obligation to remove any title exceptions, liens, mortgages, security interests, charges, leases, tenancies, occupancies, easements, rights of way, encroachments, restrictive covenants, judgments, liens (including mechanics’ liens) or other encumbrances affecting the Property or the Land (collectively, “Exceptions”).

3.2.2                     Subject to Seller’s obligations to remove certain Exceptions pursuant to Section 3.2.4 below (which are not subject to any cap on Seller’s liability therefor), if Exceptions to title appear on any update or continuation of the Commitment (each a “Continuation”) which are not Permitted Exceptions, Purchaser shall notify Seller thereof by the earlier to occur of (y) the day that is five (5) business days after Purchaser receives such Continuation and (z) the last business day prior to the Closing Date in the event Seller is not able to remove, discharge or bond any Exception which Seller is required to remove, discharge or bond pursuant to this Article III, then Seller shall so notify Purchaser.  Within ten days after such notice (but in any event not later than the scheduled Closing Date), Purchaser shall elect, in its sole discretion, either (x) to consummate the transaction provided for herein and receive a credit against the Purchase Price equal to the amount required to remove, discharge or bond any outstanding Exceptions which Seller is required to remove, discharge or bond pursuant to this Section 3.2.2, but in no event shall the amount of such credit be in excess of $690,000.00, in which event such Exceptions shall constitute Permitted Exceptions for purposes of this Agreement, or (y) to terminate this Agreement by notice to Seller, whereupon none of the parties hereto shall have any further liability or obligation under this Agreement, except for those specific rights and obligations of the parties to this Agreement that specifically survive the termination of this Agreement.  If Purchaser fails to notify Seller of such election within such 10 day period, Purchaser shall be deemed to have elected to proceed pursuant to clause (y) above, with the same force and effect as if Purchaser had affirmatively elected clause (y) within such 10 day period.

3.2.3                     If the Commitment discloses judgments, bankruptcies or similar returns against persons or entities having names the same as or similar to that of Seller but which returns are not against Seller, Seller, on request, shall deliver to Title Company affidavits reasonably acceptable to Seller and Title Company to the effect that such judgments, bankruptcies or returns are not against Seller, in form and substance sufficient to permit removal of same as exceptions in Purchaser’s owner’s title policy.

3.2.4                     Notwithstanding anything to the contrary contained in Section 3.2.2, Seller hereby agrees that it will, at or before Closing, remove, discharge or bond (provided that, in the case of bonding, such bond removes the subject lien or encumbrance from the title records or otherwise enables the Title Company to omit it as an Exception from Purchaser’s owner’s title insurance policy and any lender’s title insurance policy) (i) any Exception disclosed by the Continuation (other than the Permitted Exceptions) created by, consented in writing to, or affirmatively permitted in writing by Seller, against the Real Property or the Land after the Effective Date, or any Exception disclosed by the Continuation which Seller actively colluded in the creation or imposition of, against the Real Property or the Land after the Effective Date, and (ii) all mechanics’ liens relating to unpaid bills or claims for labor or services performed or material furnished or delivered in connection with the Real Property or the Land, in each case which were contracted for by Seller or otherwise voluntarily caused or created by Seller; provided that in no event shall Seller be required to remove, discharge or bond any liens that were filed against the Real Property or the Land for work done by or on behalf of tenants under Space Leases, and the same shall constitute Permitted Exceptions for purposes of this Agreement.

3.2.5                     Upon not less than three (3) business days (or, if Seller has not been notified of the applicable Exception(s) as of such date, upon the last business day prior to the Closing Date) prior written notice to Purchaser, Seller shall be entitled to a one-time adjournment of the Closing to a date not later than June 3, 2013 in order to remove any Exceptions that Seller is obligated to remove or elects to remove pursuant to this Section 3.2.

ARTICLE IV

ACCESS TO THE PROPERTY; INSPECTIONS

4.1                               Access to the Property.  Subject to rights of the tenants under Space Leases, from the Effective Date until the Closing (or earlier termination of this Agreement), Purchaser, and any employee, agent, principal or contractor of Purchaser, shall have the right to enter upon the Property upon reasonable advance notice during ordinary business hours to conduct reasonable non-invasive inspections, studies, surveys, analyses and tests of the Property.  Seller may have a representative present at any time that Purchaser or its representative is on the Property.  Purchaser shall promptly notify Seller of, and shall promptly restore, any damage to the Property caused by Purchaser or Purchaser’s employees, agents, principals or contractors during any such entry upon the Property and shall satisfy any and all mechanic’s liens which may be filed against the Property as a result of any such entry onto or inspection of the Property.  Purchaser shall promptly notify Seller of, and shall indemnify, defend and hold Seller (and its respective principals, officers, directors, employees, agents, contractors, tenants and subtenants) harmless from and against, any and all claims, liabilities, damages, losses, costs or expenses (including attorneys’ fees and expenses) (other than those arising out of Seller’s or its agents’ gross negligence or intentional misconduct) arising as a result of any entry by Purchaser or any employee, agent, principal or contractor of Purchaser upon the Property or any inspections or other activities conducted by any of the foregoing on the Property.  The provisions of this Section regarding indemnification shall survive the termination of this Agreement or the Closing, whichever is applicable.  In addition to the foregoing contractual obligations, Purchaser shall, and shall cause its outside consultant(s) who are performing the physical inspections of the Property for Purchaser to, obtain and provide to Seller, prior to Purchaser or any employee, agent, principal or contractor of Purchaser entering upon the Property after the Effective Date, evidence of comprehensive general liability insurance coverage in an amount not less than $5,000,000 covering Purchaser’s obligation under its indemnity obligation and naming Seller as additional named insureds, which policy(ies) shall be kept in force and effect until the Closing Date.  Purchaser shall not perform any inspections, studies, surveys, analyses or tests of the Property without the prior written consent of Seller.  Except as otherwise expressly set forth in this Agreement, Purchaser shall not be entitled to terminate this Agreement or receive any reduction of the Purchase Price based upon matters disclosed by any inspection of the Property.

4.2                               Miscellaneous Provisions Pertaining to Purchaser’s Inspection of the Property.  Purchaser and its agents, employees and contractors shall keep in strict confidence all information obtained related to such inspections of the Property in accordance with the provisions of Section 9.3 hereof, and this obligation shall survive the termination of this Agreement or the Closing, whichever is applicable.  No inspection of the Property by Purchaser under the provisions of this Article IV shall interfere with the operation of the Property or the conduct of business thereon by Seller or any tenants or other occupants of the Property.  Except as otherwise expressly set forth in this Agreement, Purchaser shall not be entitled to terminate this Agreement or receive any reduction of the Purchase Price based upon matters disclosed by any inspection and/or environmental audit of the Property.

ARTICLE V

SELLER’S OPERATION OF THE PROPERTY PRIOR TO CLOSING

The following provisions shall be applicable to all matters relating to the leasing, operation and management of the Property during the period between the Effective Date and the Closing Date or earlier termination of this Agreement:

5.1                               Space Leases. Seller shall not (i) enter into any Space Leases, (ii) amend, modify, renew, or extend any Space Lease, (iii) consent to any assignment or sublease of a Space Lease which requires Seller’s consent, or (iv) take any other material action with respect to any Space Lease (excluding actions that Seller deems reasonably necessary to comply with the terms of, or otherwise avoid default or liability under, the applicable Space Lease; provided that Seller shall use reasonable efforts to consult with Purchaser prior to taking any action with respect to the foregoing), except with the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole discretion (except to the extent Seller is obligated as landlord to be reasonable under such Space Lease, in which event Purchaser’s consent will not be unreasonably withheld, conditioned or delayed); provided, however, that (a) if Purchaser fails to object to any such action by Seller within ten (10) business days (or such shorter time period in which Seller is required to respond pursuant to the applicable Space Lease) after Seller gives Purchaser notice thereof, then Purchaser shall be deemed to have consented to such action, and (b) subject to Section 5.6.3, Seller may terminate any Space Lease with Purchaser’s consent, which consent will not be unreasonably withheld, conditioned or delayed, and, in connection with any such termination, Seller may permit the tenant to remain in occupancy, and/or extend the term of the lease, for a period not longer than the last date of the term of the New Seller Space Lease.  Notwithstanding the foregoing, Seller makes no assurances, nor shall it be a condition to closing, that the Space Leases will be in good standing and performing or in force and effect on the Closing Date.

5.2                               Service Contracts.  Seller or its agents or independent contractors may enter into contracts with third-parties relating to the Property to the extent reasonably necessary for the operation of the Property, provided that each such third-party contract is terminable by Seller (or its agent or independent contractor) or, after Closing, by Purchaser, without penalty or premium on not more than thirty (30) days’ prior notice to the counterparty thereunder and further provided that such third-party contracts shall otherwise be on market terms (it being understood, however, that Seller or its agents or independent contractors may, subject to Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed), enter into contracts for the restoration of the Property after a casualty or a condemnation without such contracts being terminable on thirty (30) days’ prior notice); provided, however, nothing contained in this Section 5.2 shall restrict Seller (or its agents or independent contractors) from entering into contracts relating solely to the premises to be demised to Seller as tenant under the New Seller Space Lease, so long as such contracts shall be terminable upon thirty (30) days’ prior written notice from and after the expiration or earlier termination of the New Seller Space Lease.  Notwithstanding anything to the contrary contained herein, Seller shall make commercially reasonable efforts to seek, and Purchaser shall cooperate with Seller, to assist Seller in obtaining the consent of Plymouth Rock Energy, LLC (“Electricity Provider”) to the assignment of Seller’s rights pursuant to that certain Electricity Sales Agreement between Electricity Provider and Seller, dated January 1, 2011 (the “Electricity Contract”) at Closing; provided, however; that if Seller is unable to obtain such consent of Electricity Provider on or before the date that is 30 days prior to the Closing Date, Seller shall terminate such contract, in which case Seller shall be responsible for the payment of any termination fees payable thereunder.  Any contracts with third-parties relating to the Property which do not satisfy the conditions in the preceding sentence may not be entered into by Seller (or its agents or independent contractors) without the consent of Purchaser, which may be withheld by Purchaser in its sole discretion.  Notwithstanding anything to the contrary contained herein, neither Seller nor its agents or independent contractors shall enter into any collective bargaining agreement or other agreement with a union or any other party or entity concerning employees or conditions of employment in connection with the Property, without the prior written consent of Purchaser, which may be withheld by Purchaser in its sole discretion.  In addition, neither Seller nor its agents or independent contractors shall independently seek to modify any such collective bargaining agreement to which they are presently subject; provided, however, that the actions of the Realty Advisory Board on Labor Relations (“RAB”) or any other party to any such collective bargaining agreement shall not be imputed to Seller or its agents or independent contractors for purposes of this covenant.

5.3                               Operation of Property.  Except as otherwise specifically set forth in this Article V, Seller shall operate the Property in the ordinary course of business and will not make any alterations to the Property other than with respect to alterations consisting only of painting, installing or removing wall covering or carpeting or that otherwise are solely of a cosmetic or decorative nature), or remove any of the Equipment therefrom (unless the Equipment so removed is simultaneously replaced with Equipment of similar value and utility or the Equipment so removed is no longer needed or obsolete), without the prior written consent of Purchaser which shall not be unreasonably withheld, denied or delayed.  Seller shall not be deemed to be in default in respect of Seller’s covenant under this Section if (x) Seller or a tenant performs during the period following the Effective Date and prior to the Closing alterations to the Improvements in accordance with the terms of such tenant’s Space Lease, or (y) such alterations that are in the nature of emergency repairs.

5.4                               Violations. Except as otherwise set forth in this Section 5.4, Purchaser agrees to purchase the Property subject to any and all Violations noted or issued against the Property prior to or after the Effective Date, and/or any penalty or fine imposed in connection with any of the foregoing, and/or any condition or state of repair or disrepair and/or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Property.  Seller shall have no duty to remove or comply with or repair or disrepair any condition, matter or thing, relating to a Violation placed on the Property on or prior to the Effective Date, other than the Violations set forth on Schedule U hereto, which Seller shall be obligated to remove prior to the Closing Date.  For any Violation first placed on the Property after the Effective Date (a “Post-Effective Date Violation”), Seller shall be required to, on or prior to the Closing Date, remove, comply with or repair, together with any associated liens, penalties or fines or other conditions (i) all Post-Effective Date Violations resulting from facts or circumstances arising after the Effective Date and (ii) any other Post-Effective Date Violation, solely to the extent that the cost of removal, compliance or repair of all Post-Effective Date Violations (excluding those described in the immediately preceding clause (i)) does not exceed $350,000 in the aggregate (the “Violation Cap Amount”).  If Seller fails to remove any Post-Effective Date Violation as required by this Section 5.4, Purchaser shall accept the Property subject to each such Post-Effective Date Violation and all liens, penalties or fines associated therewith and accept, as its sole and exclusive remedy, a credit to the Purchase Price in the amount equal to (x) with respect to any Violations pursuant to clause (i) above or as set forth on Schedule U, the actual cost of removal, compliance or repair of such Violations and (y) with respect to Post-Effective Date Violations described in clause (ii) of the immediately preceding sentence, the lesser of (A) the actual cost of removal, compliance or repair of such Post-Effective Date Violations and (B) the Violation Cap Amount.

5.5                               Security Deposits.  Seller shall not apply any Security Deposits prior to or at the Closing except in accordance with the terms of the applicable Space Lease.

5.6                               Affirmative Obligations.  After the Effective Date and prior to the Closing, Seller shall:

5.6.1                     maintain insurance on the Property commensurate with Seller’s past practice;

5.6.2                     reasonably assist and cooperate with Purchaser in entering into discussions with tenants under Space Leases for purposes of vacating the Property; provided, however, that (x) all such communications (including any telephone communications) shall be in the presence of Seller and such agents and representatives of Seller as Seller shall designate and (y) Seller shall reasonably preapprove any written communications; provided, further, that prior to Seller entering into any discussions or negotiating any vacate agreements with tenants, (A) Seller shall request Purchaser’s approval to negotiate a vacate agreement directly with such tenant(s) and (B) if Purchaser approves discussions with any tenant, it will provide parameters upon which it would be willing to offer a buy-out of such tenant’s Space Lease, including (1) a date certain by which the tenant must vacate the Improvements and (2) a maximum dollar amount payable to such tenant in order to vacate (clauses (1) and (2), collectively, the “Vacate Parameters”).  Seller shall be prohibited from offering such tenant a greater dollar amount or later date to vacate under its Space Lease than those set forth in the Vacate Parameters.  Prior to execution, any vacate agreement or ancillary documentation associated therewith shall be subject to the prior written consent of Purchaser (which may be granted or withheld in Purchaser’s sole discretion) (as approved by Purchaser, an “Approved Vacate Agreement”). Seller shall not make any payments under any vacate agreement, it being understood and agreed that Purchaser shall be bound by the terms of, and required to make all payments under, each such Approved Vacate Agreement.  Notwithstanding the foregoing, Purchaser shall not unreasonably withhold its consent to any vacate agreement or termination of Space Lease that does not require Seller or Purchaser to incur any cost, make any payment or incur any liability in connection with such vacate agreement or termination, provided that the tenant is required to vacate on or before a date that is acceptable to Purchaser in its sole discretion;

5.6.3                     reasonably cooperate in good faith with Purchaser, at Purchaser’s sole cost and expense, with respect to Purchaser’s redevelopment plans for the Property, including, without limitation, by executing and delivering any necessary applications or other documentation to governmental agencies including licenses, permits, certificates, rulings or amendments (collectively, the “Approvals”) with respect to the permitting, zoning or other redevelopment of the Property, and to furnish such information as may be reasonably requested by Purchaser in connection with such applications; Purchaser shall have the right prior to the Closing Date, to make and prosecute applications to any governmental authority for such Approvals as Purchaser, in its sole discretion, deems necessary or desirable in connection with the redevelopment of the Property; provided that no such documentation could reasonably be expected to result in any liability on the part of Seller or any of its affiliates and provided further, if the Closing does not occur hereunder, Purchaser shall, at Purchaser’s sole cost and expense, withdraw any and all applications for the Approvals;

5.6.4                     give Purchaser prompt written notice of: (i) any material Casualty affecting all or any portion of the Property; (ii) any pending or threatened material condemnation proceeding or material litigation affecting the Real Property of which Seller receives actual written notice; and (iii) all material written notices and other material written correspondence sent by a Seller Party to, or received by a Seller Party from, Ground Lessor;

5.6.5                     send to Purchaser copies of any material written notices delivered by a Seller Party to, or received by a Seller Party with respect to, a Tenant, the Property or the Contracts.

5.6.6                     continue to comply in all material respects with its obligations under the Space Leases, the Ground Lease, the Contracts and all other agreements of Seller, including the obligation to pay all amounts due under such agreements;

5.6.7                     continue to operate and maintain the Property in substantially the same manner as it has heretofore been operated and maintained by Seller prior to the Effective Date; and

5.6.8                     not exercise any right(s) of first offer or purchase option rights granted to Seller pursuant to Section 12.2 or Section 12.3(a) of the Ground Lease in connection with the sale of the fee title to the Land to an affiliate of Purchaser. Seller represents to Purchaser that, on the Effective Date, Seller delivered written notice to Ground Lessor in the form attached hereto as Schedule V (the “ROFO/Purchase Option Waiver”).

5.7                               Ground Lease.  Seller shall not materially modify, terminate, cancel or waive any material rights under the Ground Lease, except (x) as required by Section 5.6.8 and Section 7.2.24 or (y) to the extent Seller is obligated to do so in accordance with the terms of the Ground Lease or as required by law.

5.8                               Ground Lessor Estoppel.  Seller shall request in writing Ground Lessor to execute and deliver an estoppel certificate in the form required under Section 8.2 of the Ground Lease.  Notwithstanding the foregoing, Seller’s failure to obtain any such estoppel from Ground Lessor shall not in any respect be deemed a default or breach of Seller’s obligations under this Agreement, provided that Seller delivers a written form of estoppel to Ground Lessor during the term hereof.

5.9                               Landmark Preservation Commission.  Seller covenants and agrees that, so long as Purchaser is not in default of any of its material obligations under this Agreement (and has received notice of such default in accordance with the terms hereof), in connection with any discussions and/or communications with the NYC Landmarks Preservation Commission, (x) any such communications (including any telephone communications) shall be subject to the prior written approval of Purchaser (to be granted or withheld in its sole discretion); provided, that if Purchaser fails to promptly respond to any such request for approval from Seller, Seller shall be permitted to communicate with the NYC Landmarks Preservation Commission if Seller believes that such correspondence is reasonably necessary in order for Seller to avoid liability in connection therewith, and (y) to the extent feasible, in the presence (either telephonically or in person) of Purchaser and/or representatives of Purchaser as it shall designate from time to time.  Seller agrees to keep Purchaser informed of any other written correspondence or communications received from the NYC Landmarks Preservation Commission, and shall endeavor to provide Purchaser with immediate written notice thereof.

5.10                        Space Lease Estoppels.  To the extent Purchaser provides written notice to Seller requesting an estoppel certificate from any tenant under a Space Lease and such estoppel certificate is either (i) in the form required pursuant to such tenant’s Space Lease or (ii) reasonably acceptable to Seller, then Seller shall request, in writing, that such tenant execute and deliver an estoppel certificate in the form required pursuant to such tenant’s Space Lease, provided that Purchaser prepares and delivers such form to Seller.  Purchaser shall bear all reasonable costs and expenses incurred by Seller in complying with Purchaser’s request(s) under this Section 5.9.  Notwithstanding the foregoing, Seller’s failure to obtain an estoppel certificate from any tenant shall not in any respect be deemed a default or breach of Seller’s obligations under this Agreement, provided that Seller requests and delivers pursuant to the applicable Space Lease a written form of estoppel to each such tenant in accordance with this Section 5.9.

ARTICLE VI

CASUALTY AND CONDEMNATION

6.1                               Seller agrees between the date hereof and the date of Closing to give Purchaser reasonably prompt written notice of any actual or threatened (by any governmental authority in writing) condemnation proceedings with respect to all or any part of the Property of which Seller obtains knowledge.

6.2                               If prior to the Closing there shall occur a taking by condemnation of any “material portion” (as defined in Section 6.5 below) of the Property, then, and in any such event, Purchaser may elect to terminate this Agreement by written notice given to Seller at any time prior to or at the Closing, in which event either party, subject to the provisions of Article XIII, may promptly instruct Escrow Agent to return the Deposit, together with all interest earned thereon, to Purchaser, this Agreement shall thereupon be null and void and neither party hereto shall thereupon have any further obligation to the other, except for any provisions hereof expressly stated to survive such termination.  If Purchaser elects not to terminate this Agreement, then the Closing shall take place as herein provided, without abatement of the Purchase Price, and all of Seller’s interest in and to any condemnation awards which may be payable to Seller on account of any such condemnation actually theretofore paid, less any amounts (the “Reimbursable Amounts”) (i) actually and reasonably expended or incurred by Seller, in negotiating and/or obtaining any condemnation award (including, without limitation, reasonable attorneys’ fees and expenses) and/or (ii) theretofore actually and reasonably incurred or expended by or for the account of Seller for the cost of any compliance with laws, protective restoration or emergency repairs made by or on behalf of Seller (to the extent Seller has not theretofore been reimbursed by its insurance carriers for such expenditures), shall be paid to Purchaser at the Closing (or such other date thereafter, upon receipt by Seller thereof).

6.3                               If prior to the Closing, there shall occur a taking by condemnation of any part of the Property which is not material, then, and in either such event, neither party shall have the right to terminate this Agreement by reason thereof, but, all of Seller’s interest in any condemnation awards which may be payable to Seller on account of any such condemnation, less any Reimbursable Amounts, shall be paid to Purchaser at the Closing (or such other date thereafter, upon receipt by Seller thereof).

6.4                               If prior to the Closing, there shall occur a casualty of any material part of the Property, then Seller shall provide notice of such casualty to Purchaser, and to the extent any insurance proceeds are received by Seller in connection therewith, Seller shall not apply such amounts towards the restoration or repair of the Property, except with the prior written consent of Purchaser, and otherwise such amounts shall be paid to Purchaser at the Closing (or such other date thereafter, upon receipt by Seller thereof) without adjustment to the Purchase Price; provided, that Seller shall be permitted to apply such proceeds to the restoration of the Premises (as defined in the New Seller Space Lease) so long as (i) such restoration can be completed no later than 60 days after such casualty (as estimated in any such case by a reputable contractor, architect or engineer reasonably designated by Purchaser), (ii) such restoration does not require an expenditure of greater of more than fifteen percent (15%) of the full insurable value of the Improvements, (iii) such restoration is at no cost to Purchaser (excepting application of insurance proceeds that have been paid to Purchaser in accordance with this Section 6.4), (iv) Purchaser shall have the right to approve any such restoration work in its reasonable discretion and (v) any excess proceeds following such restoration shall be paid to Purchaser at Closing without adjustment to the Purchase Price.  Notwithstanding anything contained herein, the parties hereby expressly agree that if there shall occur a casualty of any part of the Property, neither party shall have the right to terminate this Agreement by reason thereof.  The terms of this Section 6.4 shall supersede and take the place of Section 5-1311 of the New York General Obligations Law.

6.5                               For purposes of this Article VI, a taking of a “material portion” of the Property shall mean any taking in which the remaining portion of the Property cannot be redeveloped in substantially the same manner (and to create substantially the same value to Purchaser) as though such rights had not been taken.

To the extent that any insurance proceeds or condemnation awards which may be payable to Seller on account of any such condemnation are to be paid after the Closing Date, the provisions of this Article VI shall survive the Closing.

ARTICLE VII

CLOSING DELIVERIES AND OBLIGATIONS

7.1                               Costs of Closing.  Seller and Purchaser shall each pay all fees and expenses of their respective legal counsel.  At or prior to the Closing,

7.1.1                     Seller’s Closing Costs:  Seller shall pay, to the extent applicable, in connection with the transfer of the Property pursuant to this Agreement (i) any costs of Seller’s broker and (ii) the State of New York Real Estate Transfer Tax and the New York City Real Property Transfer Tax.  Except with respect to any liability that arises directly as a result of Purchaser’s failure to comply with its obligations under Section 14.20, Seller hereby indemnifies, defends and saves harmless Purchaser from and against any transfer tax liability in connection with the transfer of the Property pursuant to this Agreement (including with respect to any supplemental transfer taxes pursuant to Section 14.20), and from and against any and all costs, claims, liabilities, losses and expenses, including, without limitation, attorneys’ fees and disbursements, incurred in contesting the existence or amount of any such transfer tax liability or in respect of any such transfer tax liability, including, without limitation, penalties, interest and other charges in respect of the same.  Seller shall indemnify, defend and hold harmless Purchaser with respect to any failure by Seller to comply with its obligations under this Section 7.1.1.  The provisions of this Section 7.1.1 shall survive the Closing.

7.1.2                     Purchaser’s Closing Costs.  Purchaser shall pay the following closing expenses:

(a)                                 all title insurance costs and premiums;

(b)                                 all costs and expenses incident to the preparation of any updated survey;

(c)                                  all recordation fees;

(d)                                 all escrow fees;

(e)                                  any and all costs and expenses incurred with regard to Purchaser’s  financing, if any; and

(f)                                   any and all costs and expenses incurred in connection with Purchaser’s due diligence of the Property.

7.2                               Deliveries by Seller at Closing.  At the Closing, Seller shall execute and/or deliver, as applicable, the following documents to Purchaser:

7.2.1                     Intentionally omitted;

7.2.2                     An Assignment and Assumption Agreement pertaining to Seller’s interest in the Ground Lease, in the form of Schedule G hereto, duly executed by Seller (“Ground Lease Assignment”);

7.2.3                     A bargain and sale deed without covenants against grantor’s acts, in the form of Schedule H hereto, duly executed and acknowledged by Seller so as to convey to Purchaser

Seller’s interest in the Improvements, subject only to the Permitted Exceptions (the “Deed to Improvements”);

7.2.4                     Assignment and Assumption of Space Leases, in the form of Schedule I hereto (the “Assignment and Assumption of Space Leases”), duly executed by Seller;

7.2.5                     All originally executed counterparts in the possession of Seller or its agents, or, in lieu thereof, true, correct and complete copies, of the Space Leases, if any, that are in effect on the Closing Date, and Seller’s leasing files pertaining thereto (including any supporting documents necessary for the calculation of escalation rents) to the extent in the possession of Seller or its agents;

7.2.6                     The Security Deposits theretofore paid in cash to (or otherwise held by) Seller, to the extent held by Seller at the time of Closing, together with an accounting certified by Seller of the disposition, if any, of such Security Deposits, and any letter of credit constituting a Security Deposit issued, amended or to be assigned pursuant to Section 8.10 of this Agreement;

7.2.7                     Copies of all licenses and permits relating to the operation of the Real Property which Seller has in its possession and control;

7.2.8                     A bill of sale in the form of Schedule J hereto, relating to Seller’s interest in the Equipment, duly executed by Seller;

7.2.9                     A “non-foreign person affidavit” that meets the requirements of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, from Seller;

7.2.10              an Assignment and Assumption of Contract Rights and Service Contracts (the “Assignment and Assumption of Contract Rights and Service Contracts”), in the form of Schedule K attached hereto and made a part hereof, duly executed by Seller so as to assign to Purchaser or Purchaser’s agents from and after the Closing Date all of Seller’s interest in the Contract Rights and Service Contracts that are in effect on the Closing Date;

7.2.11              All original executed counterparts in the possession of Seller or Seller’s agents, or, in lieu thereof, true and correct copies, of the documents comprising the Contract Rights and the Service Contracts, if any, that are in effect on the Closing Date;

7.2.12              Owner’s Affidavits in the form required by the Title Company and reasonably acceptable to Seller in order to eliminate the standard exceptions to the leasehold policy of title insurance, if any, being obtained by Purchaser, duly executed by Seller;

7.2.13              Executed copies of the notices to tenants under Space Leases in effect on the Closing Date relating to the assignment of the Space Leases and transfer of security deposits under the Space Leases to Purchaser and a general direction relating to the payment of rent in the form set forth on Schedule L hereto;

7.2.14              A certificate of Seller certifying that the execution and delivery of the documents by Seller set forth herein have been duly authorized by all necessary action of Seller and that such documents have been duly executed and delivered by Seller;

7.2.15              Tax returns in respect of the New York State Real Estate Transfer Tax (the “TP-584 Form”) and the New York City Real Property Transfer Tax (the “NYC-RPT”), both duly executed by Seller;

7.2.16              A Real Property Transfer Tax Report (the “RP-5217NYC”), duly executed by Seller;

7.2.17              Resolutions and/or consents, as applicable, certified by a general partner, managing member or officer, as the case may be, of Seller which evidence and certify that the execution and delivery by Seller of this Agreement and the documents set forth herein have been duly authorized by all necessary action of Seller and that this Agreement and such documents have been duly executed and delivered by Seller;

7.2.18              A certificate from Seller confirming that the representations made by Seller in Section 10.1 remain true and correct on and as of the Closing Date, except that Seller, in such certificate, may modify the representations made by Seller in Sections 10.1.2, 10.1.3, 10.1.4, 10.1.6 and 10.1.7 hereof to reflect facts and circumstances that exist on and as of the Closing Date (each such certificate being referred to herein as a “Seller’s Update Certificate”); provided, however, that no such modification of the representations made in a Seller’s Update Certificate will be deemed to cure any breach (as of the Effective Date) of any representation made by Seller in Section 10.1, and Purchaser shall have the remedies provided in Section 10.4 with respect to any breach or inaccuracy that existed as of the Effective Date, provided that if Purchaser determines to close, Purchaser shall have waived all post-closing rights and remedies with respect to such modified representations;

7.2.19              All Space Lease Estoppels received by Seller on or prior to the Closing Date;

7.2.20              A lease pursuant to which Seller (or an affiliate of Seller) will lease space from Purchaser in the Improvements, in the form of Schedule N hereto (the “New Seller Space Lease”), duly executed by Seller;

7.2.21              To the extent in the possession of Seller, all keys or key cards and alarm codes to, and all combinations to, any locks on, all entrance doors to, and any equipment and utility rooms located in, the Improvements, appropriately tagged for identification;

7.2.22              Intentionally omitted;

7.2.23              Intentionally omitted;

7.2.24              If requested in writing by Seller, a written affirmation of the Ground Lease Modification; and

7.2.25              Such other documents contemplated to be delivered pursuant to this Agreement or reasonably required to consummate the transactions contemplated by this Agreement.

7.3                               Purchaser’s Deliveries at Closing.  At the Closing, Purchaser shall deliver the following to Seller:

7.3.1                     In accordance with and subject to the adjustments provided in this Agreement, the balance of the Initial Purchase Price as provided in Section 2.2;

7.3.2                     Written confirmation from the Escrow Agent under the Escrow Agreement that Purchaser has deposited the Escrow Amount into the Additional Purchase Price Escrow Account;

7.3.3                     The Ground Lease Assignment, duly executed by Purchaser;

7.3.4                     The Assignment and Assumption of Space Leases, duly executed by Purchaser;

7.3.5                     The Assignment and Assumption of Contract Rights and Service Contracts, duly executed by Purchaser;

7.3.6                     The TP-584 Form, the NYC-RPT and RP-5217NYC, to the extent required in connection with the consummation of the transaction contemplated hereby, each duly executed by Purchaser;

7.3.7                     Intentionally Omitted;

7.3.8                     A certificate from Purchaser confirming that the representations made by Purchaser in Section 10.2 hereof remain true and correct on and as of the Closing Date (“Purchaser’s Update Certificate”);

7.3.9                     The New Seller Space Lease, duly executed by Purchaser;

7.3.10              A subordination, nondisturbance and attornment agreement with respect to the New Seller Space Lease, in customary form reasonably acceptable to the parties thereto, executed and acknowledged by any lender from whom Purchaser shall have obtained mortgage financing in connection with its acquisition of the Property and by Purchaser (if such form provides for Purchaser to be a party thereto);

7.3.11              Purchaser’s organizational documents, resolutions and consents, as applicable, certified by a general partner, managing member or officer, as the case may be, of Purchaser as true, correct and complete, which evidence and certify that the execution and delivery by Purchaser of this Agreement and the documents set forth herein have been duly authorized by all necessary action of Purchaser and that this Agreement and such documents have been duly executed and delivered by Purchaser;

7.3.12              If Purchaser has purchased the Fee Interest prior to the Closing Date, a modification to the Ground Lease in the form attached hereto as Schedule T duly executed by Purchaser; and

7.3.13              Such other documents contemplated to be delivered pursuant to this Agreement or reasonably required to consummate the transactions contemplated by this Agreement.

7.4                               Employees.

7.4.1                     Seller does not have any employees that are engaged with respect to the Property or the operation thereof, and to Seller’s knowledge, the personnel that are engaged with respect to the Property and the operation thereof are employees of Cushman & Wakefield.

7.4.2                     The provisions of this Section 7.4 shall survive the Closing.

ARTICLE VIII

PRORATIONS AND OTHER ALLOCATIONS

8.1                               Prorations.  Subject to the terms of this Article VIII, the items listed in this Section 8.1, without duplication, shall be apportioned or prorated between Seller and Purchaser as of 11:59 p.m., New York City time, on the day immediately preceding the Closing Date, and at the Closing the net amount thereof shall either be (x) paid by Purchaser to Seller by wire transfer of immediately available federal funds to a bank account or accounts designated by Seller, or (y) credited by Seller against the Purchase Price.

8.1.1                     real property taxes and assessments (including, if applicable, any business personal property assessment) paid or payable by Seller;

8.1.2                     water rates and charges paid or payable by Seller, except those required to be paid by tenants under Space Leases directly to the entity imposing same;

8.1.3                     sewer taxes and rents paid or payable by Seller, except those required to be paid by tenants under Space Leases directly to the entity imposing same;

8.1.4                     fuel and all other utilities paid or payable by Seller, including, without limitation, taxes thereon;

8.1.5                     deposits on account by Seller with any utility company servicing the Property, to the extent transferred to the account of Purchaser;

8.1.6                     deposits on account by Seller with any municipality having jurisdiction over the Property, to the extent transferred to the account of Purchaser;

8.1.7                     rents and charges under the Space Leases in effect on the Closing Date, if, as and when collected;

8.1.8                     rents and other amounts due and payable, or prepaid, under the Ground Lease;

8.1.9                     annual permit, license and inspection fees, if any,  paid or payable by Seller on the basis of the fiscal year for which levied, if the rights with respect thereto are transferable to Purchaser;

8.1.10              fees and charges under the Service Contracts that are in effect on the Closing Date  paid or payable by Seller (it being understood that all termination fees payable under any Service Contract due to the sale of the Improvements shall be payable solely by Seller);

8.1.11              Intentionally omitted;

8.1.12              inventory in unopened packages; and

8.1.13              all other items of income or expense  paid or payable by Seller that reasonably require apportionment in accordance with local custom and practice to effectuate the transactions contemplated hereby.

Seller shall provide a draft apportionment statement to Purchaser for Purchaser’s review and approval not less than three (3) business days prior to the Closing Date.  Seller and Purchaser shall cooperate to produce a schedule of prorations and closing costs that is as complete and accurate as reasonably possible, and adjust any apportionments made under this Article after the Closing to account for errors or incorrect estimates made as of the Closing Date (it being agreed that the parties’ aforesaid agreement to make such adjustments shall survive the Closing for a period of twelve (12) months).

8.2                               Governmental Charges.  Apportionment of real property taxes, water rates and charges, sewer taxes and rents and other similar items shall be made on the basis of the fiscal year for which assessed.  If the Closing Date occurs before the real property taxes, water rates and charges, sewer taxes and rents or similar items with respect to the Property are finally fixed for the fiscal year in which the Closing occurs, then the apportionments thereof made at the Closing shall be made on the basis of the real property taxes, water rates and charges, sewer taxes and rents or other similar items, as the case may be, for the preceding fiscal year applied to the latest assessed valuation.  After the real property taxes, water rates and charges, sewer taxes and rents or similar items, as the case may be, are finally fixed for the fiscal year in which the Closing occurs, Seller and Purchaser shall make a recalculation of the apportionment thereof based on the amounts finally fixed for the fiscal year in which the Closing occurs, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other party based on such recalculation.  Seller or its representatives shall have the right (x) at any time before the Closing, to institute tax reduction or other proceedings to reduce the assessed valuation of the Real Property with respect to any period prior to the Closing Date and/or the period ending at the end of the fiscal year in which the Closing occurs, and (y) subject to the next succeeding sentence, to continue, after the Closing, any such proceedings commenced by Seller prior to the Closing, provided that such proceedings with respect to the tax year in which the Closing occurs shall not be finally settled by Seller without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.  If Purchaser, at any time following the Closing, institutes tax reduction or other proceedings not previously instituted by Seller to reduce the assessed valuation of the Real Property with respect to the period ending at the end of the fiscal year in which the Closing occurs, then such proceeding shall not be finally settled by Purchaser without the prior consent of Seller, which consent shall not be unreasonably withheld.  If any refund of any real property tax, water rates and charges, sewer taxes and rents or similar items is issued after the Closing Date for any period prior to the Closing Date or that includes the period prior to the Closing Date, then such refund shall be applied as follows: first, to the equitably allocated cost incurred in obtaining such refund; second, to any amount required to be refunded to the tenants in accordance with the terms of the Space Leases, to the extent applicable; and, third, the balance of such refund, if any, shall be apportioned between Seller and Purchaser (based on the period to which it relates) as of the Closing Date.

8.3                               Ground Lease.  All rent and other amounts payable that are known to be due under the Ground Lease shall, without duplication of any of Seller’s obligations otherwise set forth in this Article VIII, be paid by Seller or credited to Purchaser as a reduction of the Purchase Price.  Any amounts prepaid or otherwise paid in advance (including any monthly rent pursuant to Section 2.3 of the Ground Lease) under the Ground Lease shall be credited to Seller.

8.4                               Water Meters.  If there are any meters measuring water consumption at the Real Property (other than meters measuring water consumption for which a tenant is obligated to pay the charges therefor directly to the utility company), Seller shall attempt to obtain meter readings to a date that is no more than thirty (30) days before the Closing, and, if such readings are obtained, the unfixed water rates and charges and sewer taxes and rents, if any, based thereon for the intervening time, shall be apportioned on the basis of such readings, or if such readings are not obtained, the unfixed water rates and charges and sewer taxes and rents, if any, shall be apportioned upon the last meter readings.

8.5                               Payment of Certain Items.  The amount of any unpaid taxes, assessments, water rates and charges, sewer taxes and rents and any other similar items for periods prior to the Closing Date which Seller is obligated to pay and discharge with respect to the Real Property, with interest and penalties thereon through the date which is two (2) business days after the Closing Date, may, at the option of Seller, be allowed to Purchaser out of the Purchase Price, provided that official bills therefor with interest and penalties thereon are furnished by Seller at the Closing.

8.6                               Fuel Oil.  Fuel oil, if any, owned by Seller and located at the Real Property on the Closing Date shall be adjusted at the cost thereof to Seller on a first in-first out basis.  Seller shall arrange for the amount of fuel oil to be determined in writing by the fuel company presently supplying fuel to the Real Property as of a date which is not more than five (5) business days prior to the Closing Date, and such documentation shall be provided to Purchaser for verification.

8.7                               Assessments.  If, on the Closing Date, the Real Property, or any part thereof, is affected by any real property tax assessments, then Seller shall pay such assessments; provided, however, that if such assessments are payable in installments, then Seller shall pay such installments due prior to the Closing Date, and Purchaser shall pay such installments due after the Closing Date.

8.8                               Escalation Rents.  Seller shall be entitled to all escalation rents (in the nature of reimbursements or pass-throughs for operating expenses, real estate taxes and similar charges) with respect to any Space Lease for any fiscal year ending prior to the Closing Date.  At the end of the fiscal year during which the Closing occurs with respect to which escalation rents are payable under each Space Lease, there shall be a calculation of the portion of such escalation rents to which Seller is entitled, which portion shall be equal to a fraction, the numerator of which is the number of days in said fiscal year under the applicable Space Lease which elapsed prior to the Closing Date and the denominator of which is the total number of days in said fiscal year during which the Space Lease was in effect, and Purchaser shall be entitled to the remaining portion of such escalation rents.  If Seller has received escalation rents with respect to any Space Lease for such fiscal year in excess of the amount to which it is entitled pursuant hereto, such excess shall be paid by Seller to Purchaser within ten (10) business days after notice to Seller of such calculation.  If Purchaser has received escalation rents with respect to any Space Lease for such fiscal year in excess of the amount to which it is entitled pursuant hereto, such excess shall be paid by Purchaser to Seller within ten (10) business days after the later of (a) Purchaser’s receipt of such excess of escalation rents, and (b) the date of such calculation.

8.9                               Collection of Rents.  To the extent that pursuant to the provisions hereof Seller is entitled to any portion of rents or charges payable under the Space Leases after the Closing, Purchaser shall bill tenants under the Space Leases for all rents and charges as provided by their respective Space Leases and Purchaser shall use commercially reasonable efforts to collect any and all rents and charges due pursuant thereto; it being understood that Purchaser shall have no obligation to terminate any Space Lease or institute any collection actions for tenants’ failure to pay such rents and charges.  Purchaser, without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed, may not settle or compromise any rents or charges which are due and payable from tenants who have rents or charges outstanding for any period prior to the Closing Date.  Any amounts collected by Purchaser as a result of such collection efforts or any legal proceeding shall be applied first toward Purchaser’s reasonable attorneys’ fees and other reasonable costs of collection incurred in connection therewith and then in accordance with the provisions of Section 8.9 hereof.

8.10                        Application of Rents and Charges Under Space Leases.  From and after the Closing Date, all rent and charge collections with respect to the Property, net of the reasonable costs of collection (including reasonable attorneys’ fees), shall be applied in the following order (notwithstanding any designation by the remitting tenant), whether received by, on behalf of or at the direction of Seller or

Purchaser: (i) first to the calendar month during which the Closing Date occurs, (ii) then to any arrears for the calendar month immediately before the calendar month during which the Closing Date occurs, (iii) then to any calendar month or months following the calendar month during which the Closing Date occurs for which rent is then due and payable, and (iv) finally, to any arrears for the period before the Closing Date owed by the applicable tenant to Seller (and not theretofore collected by Seller pursuant to clause (ii) of this Section).  All such unpaid rents and other charges collected from tenants shall be remitted promptly after collection to (i) Seller to the extent that Seller has the right thereto and (ii) Purchaser to the extent that Purchaser has the right thereto.  Nothing contained herein shall be construed to prohibit Seller from bringing or pursuing an action for money damages against any tenant after the Closing by reason of such tenant’s failure to pay rent or charges for any period prior to the Closing Date; provided, however, Seller shall not seek to terminate the applicable Space Lease or evict the applicable tenant; and provided further that Seller shall keep Purchaser advised of any such actions commenced by it.

8.11                        Security Deposits under Space Leases.  All cash security deposits held by Seller under the Space Leases (including any accrued interest thereon if Purchaser will be accountable to the tenants under the Space Leases for such interest on the security deposits) will be turned over by Seller to Purchaser on the Closing Date or, in the alternative, Purchaser shall receive a credit against the Purchase Price for the aggregate amount of all such security deposits.  Purchaser shall indemnify and hold Seller harmless against any liability or expense incurred by Seller by reason of any tenant security deposit (and interest thereon) transferred or credited to Purchaser at the Closing.  If a tenant has deposited with Seller a letter of credit as security for the performance of such tenant’s obligations under the applicable Space Lease, Seller shall use reasonable efforts to compel such tenant to cause the bank which issued such letter of credit to issue an amendment to such letter of credit or issue a new letter of credit naming Purchaser as the beneficiary thereunder effective as of the Closing Date.  In addition, if requested by Purchaser, Seller shall execute instruments of assignment of Seller’s interest under such letter of credit at or prior to Closing.  If Seller is unable to provide for the transfer of Seller’s interest in any letter of credit held by Seller as security under a Space Lease as provided in this Section at or prior to Closing, then (a) Seller shall cooperate with Purchaser in arranging for the assignment to Purchaser of the beneficiary’s interest under such letter of credit (or the re-issuance to Purchaser of such letter of credit) promptly following the Closing and (b) if requested by Purchaser, upon the default by a tenant under its Space Lease, Seller shall present the applicable letter of credit for payment and Purchaser shall indemnify Seller for, and hold Seller harmless against, any and all loss, liability, costs or expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with such presentment.

8.12                        Refundable Deposits.  Seller shall be entitled to the refund of any existing utility security deposits or deposits on account with any municipality having jurisdiction over the Property that are refundable.

8.13                        Survival.  The provisions of this Article VIII shall survive the Closing.

ARTICLE IX

CONDITION OF PROPERTY AND DISCLAIMERS BY SELLER

9.1                               Seller’s Disclaimers.  Purchaser represents, warrants, acknowledges and agrees (i) that Purchaser has examined to its satisfaction and understands the operation and/or condition of the Property and is relying solely on its own (or its representatives’) inspection, examination and evaluation of the Property, (ii) that Purchaser has made such examination of the operation, income and expenses of the Property, as well as all other matters and documents affecting or relating to the transaction contemplated hereby, as Purchaser deemed necessary, and (iii) that, except for the express representations, warranties and covenants of Seller set forth in this Agreement, neither Seller nor its respective affiliates, or any employees, agents, attorneys, partners, members, officers, directors, advisors or property manager of Seller or their respective affiliates have made any verbal or written representations, warranties or statements of any nature or kind whatsoever to Purchaser, whether expressed or implied, and, in particular, that no representations or warranties have been made with respect to (a) the physical condition, quality or operation of the Property (including, without limitation, (I) the absence or presence of hazardous substances at, in or adjacent to the Property, (II) the compliance of the Property with applicable legal or insurance requirements regarding hazardous substances, or (III) the manner of construction and condition and state of repair or lack of repair of any improvements located thereon), (b) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, (c) the revenues and expenses of the Property, (d) the zoning and other laws, ordinances, regulations and rules applicable to the Property or the compliance of the Property or the operation of the Property therewith, (e) the Space Leases, the Security Deposits, the Service Contracts, the Contract Rights, the Permitted Exceptions and any rights or obligations of Seller thereunder, (f) the occupancy of the Real Property or any part thereof, (g) the quantity, quality or condition of the Fixtures, or (h) any other matter or thing affecting or related to the Property or the transactions contemplated hereby, except as and solely to the extent expressly set forth in this Agreement.  Purchaser agrees that Seller shall not be bound in any manner whatsoever by any guarantees, promises, projections, or other information pertaining to the Property made, furnished or claimed to have been made or furnished by Seller or any affiliates, employees, agents, attorneys, partners, members, officers, directors, advisors or property manager of Seller or any broker, whether verbally or in writing, except as expressly set forth in this Agreement.  Purchaser acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Purchaser shall accept the Property on an “AS IS, WHERE IS” basis, with all faults, in substantially its present condition, subject to ordinary use, wear and tear and natural deterioration between the date hereof and the Closing.  Purchaser hereby waives, to the extent permitted by law, any and all implied warranties.

9.2                               Waiver of Liability.  Except as otherwise expressly provided for in this Agreement, from and after the Closing, Purchaser hereby expressly assumes all risk, liabilities, claims, damages and costs (and agrees that Seller shall not be liable for any special, direct or indirect, consequential or other damages) resulting or arising from or related to the ownership, use, condition (including, but not limited to, its environmental condition), location, maintenance, repair or operation of the Property.  Purchaser acknowledges that any condition of the Property that Purchaser discovers or desires to correct or improve prior to or after the Closing shall be at Purchaser’s sole expense.  Purchaser expressly waives (to the extent allowed by applicable law and except as otherwise expressly provided herein) any claims under federal, state or other law that Purchaser might otherwise have against Seller relating to the use, characteristics or condition of the Property.  Any repairs paid for by Seller pursuant to this Agreement, if any, shall be done without any warranty or representation by Seller, and Seller hereby expressly disclaims any warranty or representation of any kind whatsoever in connection with such repairs.  The terms of Section 9.1 and Section 9.2 shall specifically survive the Closing.

9.3                               Confidentiality.  Unless disclosed as the result of the valid order, subpoena or requirement of a governmental agency, state, federal or municipal court or arbitrator who has jurisdiction over one or more of the parties to this Agreement or disclosed by one of the parties hereto in connection with a lawsuit between parties to this Agreement, Purchaser shall keep in strict confidence all information obtained with respect to the Property pursuant to or in connection with this Agreement or any confidentiality agreement executed by Purchaser related to the Property (including, without limitation, all terms and provisions of this Agreement, including the Purchase Price, all information obtained with respect to the tenants and other occupants of the Property and all information obtained in connection with any inspections of the Property) until such time as the Closing is completed.  Purchaser may introduce prospective tenants to the Property, but such introduction shall be strictly subject to the confidentiality restrictions imposed on Purchaser by this Section.  Purchaser agrees to instruct its agents, employees, advisors and consultants to comply with the provisions of this Section and any confidentiality agreement executed in connection with the Property.  Notwithstanding the foregoing, Purchaser may disclose all information obtained with respect to the Property and the terms of this Agreement to its attorneys, accountants, directors, bankers, potential lenders, joint venture partners, actual or potential direct or indirect investors in the Property, shareholders and advisors and other persons actually or prospectively involved in the acquisition of the Property, as long as such parties or persons agree to keep the information confidential until such time as the Closing hereunder is completed.  Purchaser shall be responsible for any failure by any of its agents, employees, advisors, consultants, attorneys, accountants, directors, bankers, potential lenders, joint venture partners, potential investors in the Property, shareholders and advisors or other persons to whom Purchaser shall have disclosed any information regarding the Property to comply with this Section.  If the purchase and sale of the Property contemplated hereunder is not completed on or before September 1, 2013, for any reason, Purchaser shall promptly return to Seller all instruments and materials, or copies of instruments and materials delivered pursuant hereto, and copies of any reports or tests made by Purchaser.  The provisions of this Section 9.3 shall survive any termination of this Agreement.

ARTICLE X

REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

10.1                           Seller’s Representations and Warranties.  Seller hereby warrants and represents to Purchaser that, as of the Effective Date:

10.1.1                  Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.  Seller has full power to own its interest in the Property.  Seller has the power and authority to enter into and to perform its obligations under this Agreement and the documents to be executed and delivered by Seller pursuant hereto.  The execution and delivery of this Agreement and such documents by Seller, and the performance of Seller’s obligations hereunder and thereunder, have been duly authorized by all necessary action on the part of Seller.  Upon execution and delivery, this Agreement and such documents will constitute Seller’s valid and binding obligations enforceable in accordance with their respective terms, except to the extent limited by bankruptcy or insolvency laws, or laws affecting creditor’s rights generally.  This Agreement and all documents to be delivered by Seller at Closing do not conflict with any applicable provision of any law or regulation to which Seller is subject, conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which Seller is bound (except for the Superior Mortgage which will be satisfied or assigned at Closing) or any order or decree applicable to Seller, or result in the creation or imposition of any lien on any of Seller’s assets or property, which would materially and adversely affect the ability of Seller to perform its obligations under this Agreement.  Seller has obtained all consents, approvals, authorizations or orders of any court or governmental agency or body, if any, required for the execution, delivery and performance by Seller of this Agreement.

10.1.2                  Seller is not a party to any pending action, suit, condemnation or eminent domain proceeding, or other litigation or proceeding with respect to the Property, which is reasonably likely to have a material adverse effect on Seller’s ability to close on the sale of the Property, and Seller has no actual knowledge of the existence or threat of any such action.

10.1.3                  Seller (and its agents and independent contractors) have not entered into any Service Contracts which are in effect on the Effective Date other than the Service Contracts set forth on Schedule C.  Schedule C is a true, correct and complete list of the Service Contracts in effect as of the Effective Date, including, without limitation, all amendments, modifications or agreements pertaining thereto, true and correct copies of which have been delivered to Purchaser.  Other than the Service Contracts, all other contracts for alterations, renovations or improvements with respect to the Property entered into by Seller, its agents or independent contractors, have been terminated and the applicable contract parties have been paid in full.

10.1.4                  There are no employees employed by Seller or Seller’s agents (but not including any independent contractor) in connection with the Property as of the date hereof who are members of any labor union or are employed as building service employees, as that phrase is used in the Displaced Building Service Workers Law (contained in the Administrative Code of the City of New York) (“DBSWL”).  To the knowledge of Seller, there is no judgment, award, agency order, labor grievance, arbitration, discrimination or other employment related proceeding pending or threatened against Seller, except as set forth on Schedule Q hereto.

10.1.5                  Neither Seller nor Seller’s agents (but not including any independent contractor) is or has committed to become a party and/or signatory to any collective bargaining agreement or other union agreement relating to the Real Property.

10.1.6                  Attached hereto as Schedule S is a true, correct and complete list of all Space Leases that are currently in effect, and any related guaranties, and accurately sets forth (A) the expiration date of each Space Lease, (B) the base real estate tax amount for escalations, (C) the base operating expense amount for escalations, (D) whether and to the extent that any tenant improvement work required to be performed by Seller has not yet been performed with respect to the current term of each such Space Lease and for the space currently demised under each such Space Lease, (E) whether and to the extent that any tenant improvement fund or other fund required to be funded by Seller to or for the account of tenant has not yet been funded with respect to the current term of each such Space Lease and for the space currently demised under each such Space Lease, (F) the security deposit, if any, deposited by the tenant under such Space Lease with Seller as lessor thereunder, and (G) the arrears, if any, due under each such Space Lease.  Other than the Ground Lease and the Space Leases set forth on Schedule S, there are no other leases or other rights of occupancy affecting or relating to the Property.  Except as set forth on Schedule S, none of the Space Leases provides for any renewal or extension options on the part of the tenant thereunder.  Except as otherwise indicated on Schedule S attached hereto, (A) Seller has not received any written notice from any tenant under any currently effective Space Lease that Seller is in default under such Space Lease which default has not been cured, and (B) Seller has not delivered any written notice to a tenant under a Space Lease that such tenant is in default under such Space Lease which default has not been cured.  No tenant is entitled to any rent concessions, rebates, rent abatements or tenant improvement allowances or has been paid, promised, advanced or delivered any payment inducement or any other item of value except, in each case, as set forth on Schedule S and Seller has not received any advance payment of rent (other than for the current month) on account of the applicable Space Lease.  Purchaser will have no obligation to pay brokerage commissions after the Closing either (a) upon any extension or renewal of, or election of a tenant not to exercise any cancellation rights under, any Space Lease that is currently in effect, or (b) upon the exercise of any option to lease additional space in the Improvements contained in any Space Lease that is currently in effect by the tenant under such Space Lease, except in either case as set forth on Schedule S.

10.1.7                  The copies of the Space Leases heretofore either delivered to Purchaser or made available to Purchaser by or on behalf of Seller are true, correct and complete.

10.1.8                  The Ground Lease is in full force and effect.  The copy of the Ground Lease heretofore either delivered to Purchaser or made available to Purchaser by or on behalf of Seller, including without limitation, all amendments and modifications or agreements pertaining thereto, if any, is true, correct and complete in all respects.  Other than that certain letter, dated as February 26, 2013, from Proskauer Rose LLP to Seller regarding a certain Environmental Control Board violation, a copy of which has been provided to Purchaser, Seller has not (i) received any written notice that Seller is in default under the Ground Lease which default has not been cured, or (ii) delivered any written notice to the lessor under the Ground Lease that the lessor is in default under the Ground Lease which default has not been cured.

10.1.9                  Seller has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthen America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such laws are applicable to it.  Neither Seller, nor any direct or, to Seller’s knowledge, indirect owner of Seller is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (i) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.  The foregoing representation shall not be applicable to any indirect owners of Seller whose ownership interest is solely in the form of publicly traded stocks or other securities acquired in a publicly traded market.

10.1.10                                    Attached hereto as Schedule O is a true, correct and complete list of all tax certiorari proceedings filed by or on behalf of Seller that are currently “open” or otherwise known to Seller to reduce the assessment of the Property for real estate tax purposes and the name of the attorney representing Seller, as the case may be, in connection therewith and the status of each such proceeding.

10.1.11                                    Seller has received no written notice of any pending or proposed special assessments affecting the Property or any portion thereof.  No assessments for public improvements have been made against the Property which are unpaid as of the Effective Date.

10.1.12                                    Seller is not a “foreign person” as defined in Section 1445 of the Code.

10.1.13                                    During the 18 month period ending on the Effective Date, Seller has neither received nor delivered any written notice relating to the designation of the Building or its interior as a landmark pursuant to the Administrative Code of the City of New York, other than with respect to (i) that certain notice letter dated January 22, 2013, sent by the NYC Landmarks Preservation Commission to 111 West 57th Street Association, (ii) that certain notice letter dated March 11, 2013, sent by the NYC Landmarks Preservation Commission to 111 West 57th Street Association and (iii) that certain notice letter dated March 22, 2013, sent by the NYC Landmarks Preservation Commission to 111 West 57th Street Association, true and correct copies of each of which have been delivered to Purchaser.

10.1.14                                    Seller has not made any voluntary, nor has Seller received any written notice of any involuntary, petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy or insolvency law that is pending against or contemplated by Seller.

10.2                           Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller, as of the Effective Date as follows:

10.2.1                  Purchaser is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware.  Purchaser has full power to own Purchaser’s property and to carry on Purchaser’s business as now being conducted.  Purchaser has the power and authority to enter into and perform Purchaser’s obligations under this Agreement and the documents to be executed and delivered by Purchaser pursuant hereto.  The execution and delivery of this Agreement and such documents by Purchaser, and the performance of Purchaser’s obligations hereunder and thereunder, have been authorized by all necessary action on Purchaser’s part.  Upon execution and delivery, this Agreement and such documents will constitute Purchaser’s valid and binding obligations enforceable in accordance with their respective terms, except to the extent limited by bankruptcy or insolvency laws, or laws affecting creditor’s rights generally.

10.2.2                  Purchaser is not a party to any pending action, suit, or other litigation or proceeding which is reasonably likely to have a material adverse effect on Purchaser’s ability to close on the sale of the Property, and Purchaser has no actual knowledge of the existence or threat of any such action.

10.2.3                  Purchaser has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Patriot Act, and the regulations promulgated thereunder, and the rules and regulations administered by the OFAC, to the extent such laws are applicable to it.  Neither Purchaser, nor any direct or, to Purchaser’s knowledge, indirect owner of Purchaser is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (i) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.  The foregoing representation shall not be applicable to any indirect owners of Purchaser whose ownership interest is solely in the form of publicly traded stocks or other securities acquired in a publicly traded market.

10.3                           Special Provisions Regarding Seller’s Warranties and Representations.  The representations set forth in Section 10.1 hereof, as updated by the Seller’s Update Certificate, shall survive the Closing until (i) solely with respect to the representations and warranties set forth in Section 10.1.6, 12 months following the Closing Date and (ii) with respect to all other representations and warranties, 9 months following the Closing Date (as applicable with respect to clauses (i) & (ii) above, the “Outside Date”).  Within ten (10) days after Purchaser’s actual discovery of any misrepresentation of a Seller made under Section 10.1 hereof as of the Effective Date, or pursuant to the Seller’s Update Certificate (collectively, “Seller Misrepresentations”), but in no event later than the Outside Date, Purchaser shall give Seller written notice identifying the Seller Misrepresentation.  Notwithstanding anything herein to the contrary, Seller’s liability for Seller Misrepresentations made by it shall not exceed an amount equal to (a) solely with respect to the representations and warranties set forth in Section 10.1.6, Three Million Three Hundred Thousand and No/100 Dollars ($3,300,000), in the aggregate, and (b) with respect to all other representations and warranties, One Million and No/100 Dollars ($1,000,000), in the aggregate.  Purchaser shall not make any claim and is not entitled to any damages or remedies against Seller with respect to any Seller Misrepresentations made by it, unless and until Purchaser’s actual damages (but not compensatory, consequential or punitive damages) resulting from all claims for Seller Misrepresentations made by Seller exceed an amount equal to $250,000, in the aggregate.  Any claim by Purchaser with respect to Seller Misrepresentations shall be effective and valid only if made in writing against Seller on or prior to the Outside Date.  Seller shall have a reasonable period of time (not to exceed 120 days) after receipt of written notice of such a claim to cure any Seller Misrepresentation resulting in such claim.  Notwithstanding anything contained herein to the contrary, if (w) a Seller’s Update Certificate shall modify the representations made by Seller in Section 10.1 hereof, as applicable, as contemplated by Section 7.2.18 to reflect facts and circumstances that exist on and as of the Closing Date, or Purchaser, at the Closing, has actual knowledge that any of the representations made by Seller in the Seller’s Update Certificate are untrue in any material respect (or Purchaser is deemed to have knowledge that any of the representations set forth in a Seller’s Update Certificate are untrue in any material respect, as provided below), then Purchaser’s sole remedy for any such misrepresentation by Seller shall be to terminate this Agreement by giving notice thereof to Seller on or prior to the Closing Date, in which event thereafter none of the parties to this Agreement shall have any further liabilities, duties, obligations, rights or entitlements hereunder, except for those specific rights and obligations of the parties to this Agreement that specifically survive the termination of this Agreement.  If Purchaser fails to deliver such termination notice to Seller on or prior to the Closing Date, then Purchaser shall proceed to Closing in accordance with the terms hereof and Seller shall have no liability whatsoever to Purchaser with respect to any such misrepresentation of which Purchaser has knowledge, or is deemed to have knowledge, as of the Closing Date.

10.4                           Purchaser’s Knowledge. Whenever a representation is qualified by the phrase “to Purchaser’s knowledge”, or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of Michael Stern, without independent investigation or inquiry and without any duty of inquiry or investigation.  Notwithstanding the foregoing, for purposes of this Agreement, Purchaser shall be deemed to have “knowledge” of any information relating to the Property that is delivered to Purchaser in writing or has been otherwise made available to Purchaser at the datasite located at sftp.gibsondunn.com and commonly known as the “Gibson Dunn & Crutcher LLP SFTP website, port 22” (the “Data Site”) as of the Effective Date, or any other information delivered in writing at any time prior to the Closing Date, either by or on behalf of Seller, including, without limitation, by Seller’s Broker (hereinafter defined) or any partner, member, director, officer, employee or agent of Seller or Seller’s Broker; provided, however, that in no event shall Purchaser be deemed to have knowledge of any matter, except to the extent disclosed on any Schedule to this Agreement, contained in any unexecuted Space Lease, Service Contract or any other agreement provided on the Data Site which would require due execution by the parties thereto in order to be enforceable.  Seller acknowledges that Michael Stern is named solely for the purpose of defining the scope of Purchaser’s knowledge and not for the purpose of imposing any liability on or creating any duties running from Michael Stern to Seller and Seller agrees that Michael Stern shall not have any personal liability under this Agreement or in connection with the transactions contemplated hereby.  Purchaser hereby represents and warrants that Michael Stern is the individual affiliated with Purchaser who has the most knowledge as to the matters represented by Purchaser herein.

10.5                           Knowledge of a Seller.  For purposes of this Agreement, references to Seller’s “knowledge” shall be deemed to mean only the actual knowledge of Dennis Hanson, the Executive Vice President and Chief Financial Officer of Seller, and no other person or entity.  Seller hereby represents and warrants that Dennis Hanson is the individual affiliated with Seller who has the most knowledge as to the matters represented by Seller herein.

ARTICLE XI

CONDITIONS PRECEDENT

11.1                           Purchaser’s Conditions.  Subject to the terms of this Agreement, Purchaser shall have no obligation to consummate the transaction contemplated hereby at the Closing unless:

11.1.1                  the Seller’s Update Certificate indicates that Seller’s representations as set forth in Section 10.1 hereof (other than condemnation or eminent domain proceedings, which shall be governed by Article VI hereof) are true and correct in all material respects on and as of the Closing Date without being modified as of the Closing Date to reflect changed facts or circumstances; provided, that for purposes of this Section 11.1.1, none of Seller’s representations shall be deemed untrue in any material respect unless such failure, together with all other failures of a Seller representation to be true, shall, as of the Closing Date, have an adverse impact on Purchaser or its intended redevelopment of the Property in an amount equal to no less than $250,000;

11.1.2                  Seller has, in all material respects, performed or complied with the material obligations on Seller’s part to be performed or complied with hereunder on or prior to the Closing Date (including without limitation Seller’s obligations under Article V and Section 7.2 hereof); and

11.1.3                  all other conditions precedent set forth herein to Purchaser’s obligation to consummate the transaction contemplated hereby have been satisfied in all material respects.

Purchaser shall have the right to waive any such conditions precedent to Purchaser’s obligation to consummate the transaction contemplated hereby.  If Purchaser elects to proceed to the Closing with actual knowledge (as such term is used in Section 10.4 hereof) of (i) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement, and/or (ii) an inaccuracy in or untruthfulness of any representation or warranty of Seller made in this Agreement, then, upon the consummation of the Closing, Purchaser shall be deemed to have waived any such default and/or inaccuracy and shall have no claim against Seller on account thereof.  If Seller is in default under this Agreement giving rise to Purchaser’s right to terminate this Agreement as provided herein, then Purchaser shall not be obligated to consummate the transaction contemplated hereby and the provisions of Section 12.2 shall apply.

11.2                           Seller’s Conditions.  Subject to the terms of this Agreement, Seller shall have no obligation to consummate the transaction contemplated hereby at the Closing unless:

11.2.1                  the Purchaser’s Update Certificate indicates that Purchaser’s representations as set forth in Section 10.2 hereof are true and correct as of the Closing Date in all material respects without being modified as of the Closing Date to reflect changed facts or circumstances;

11.2.2                  Purchaser has performed in all material respects all of the obligations on Purchaser’s part to be performed on or prior to the Closing Date (including without limitation Purchaser’s obligations under Sections 7.3 and 7.4 hereof); and

11.2.3                  all other conditions precedent set forth herein to Seller’s obligations to consummate the transaction contemplated hereby have been satisfied in all material respects.

Seller shall have the right to waive any such conditions precedent to Seller’s obligation to consummate the transaction contemplated hereby.  If Seller elects to proceed to the Closing with actual knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by Purchaser under this Agreement, and/or (ii) an inaccuracy in or untruthfulness of any representation or warranty of Purchaser made in this Agreement, then, upon the consummation of the Closing, Seller shall be deemed to have waived any such default and/or inaccuracy and shall have no claim against Purchaser on account thereof.

ARTICLE XII

DEFAULT AND TERMINATION

12.1                           Seller’s Right to Terminate; Remedies Upon Purchaser’s Default.

12.1.1                  Subject to Purchaser’s right of extension as set forth in Section 2.3, if the Closing does not occur on or before May 20, 2013, due to a default by Purchaser in its obligation to purchase the Property in accordance with the terms of this Agreement, or if Purchaser shall default in the performance of any of its other material obligations to be performed on or before the Closing date, and such Purchaser default is not the result of a Seller default as described in Section 12.2, then Seller shall have the right, exercisable by notice to Purchaser, to terminate this Agreement, whereupon none of the parties shall thereafter have any rights or obligations hereunder (other than any such rights or such obligations that are expressly stated in this Agreement to survive the termination thereof).  Nothing contained in this Section shall limit Seller’s rights provided in Section 12.1.2.

12.1.2                  IF THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY ARE NOT CONSUMMATED AND SUCH FAILURE IS CAUSED BY A PURCHASER DEFAULT WHICH REMAINS UNCURED FOLLOWING NOTICE AND EXPIRATION OF THE CURE PERIOD APPLICABLE THERETO, SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS SELLER’S LIQUIDATED DAMAGES AND SUCH AMOUNT SHALL PROMPTLY BE PAID TO SELLER BY ESCROW AGENT.  THE PARTIES AGREE THAT IT WOULD BE EXTREMELY IMPRACTICABLE AND DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF PURCHASER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE EXECUTION DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT WAIVE OR AFFECT SELLER’S RIGHTS AND PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT.

12.1.3                  The terms of this Section 12.1 shall survive the termination of this Agreement.

12.2                           Remedies Upon Seller’s Default.  If Seller defaults in the performance of Seller’s material obligations hereunder (including, without limitation, pursuant to Article V and Section 7.2 hereof) beyond any applicable notice and cure periods, then Purchaser may, as Purchaser’s sole remedy, either (i) terminate this Agreement by giving written notice to Seller within 30 days after such default and, upon the giving of such notice, this Agreement shall terminate and thereafter Escrow Agent shall promptly remit the Deposit to Purchaser and neither party shall have any further rights or obligations hereunder at law or in equity, for damages or otherwise (other than any such rights or such obligations that are expressly stated herein to survive the termination hereof), or (ii) initiate and prosecute an action against Seller to seek specific performance of Seller’s obligations hereunder, which action must be brought, if at all, within forty-five (45) days after Michael Stern’s actual knowledge of such default by Seller, and in connection with such actions, recover from Seller its actual out-of-pocket attorneys’ fees and expenses incurred in connection with any such action.

ARTICLE XIII

GENERAL ESCROW PROVISIONS

13.1                           The obligations and rights of Escrow Agent under this Agreement shall be subject to the following terms and conditions:

13.1.1                  The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement and no implied duties or obligations shall be implied against Escrow Agent.  Further, Escrow Agent shall be under no obligation to refer to any other document between or among Purchaser and Seller referred to in or related to this Agreement, unless Escrow Agent is provided with a copy of such document and consents thereto in writing (other than the Escrow Agreement, which Escrow Agent acknowledges it has been provided a copy of contemporaneously herewith).

13.1.2                  Escrow Agent shall not be liable to anyone by reason of any error of judgment, or for any act done or step taken or omitted by Escrow Agent in good faith, or for any mistake of fact or law, or for anything which Escrow Agent may do or refrain from doing in connection herewith, unless caused by or arising out of Escrow Agent’s actual and intentional misconduct or gross negligence.

13.1.3                  Escrow Agent shall be entitled to rely, and shall be protected in acting in reliance, upon any writing furnished to Escrow Agent by either Purchaser or Seller and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to Escrow Agent.  Escrow Agent may rely on any affidavit of either Purchaser or Seller or any other person as to the existence of any facts stated therein to be known by the affiant.

13.1.4                  If Seller shall become entitled to retain or receive the Deposit or other amount paid under this Agreement, Escrow Agent shall pay the same to Seller together with all interest earned thereon and if Purchaser shall become entitled to a return of the Deposit or other amount paid under this Agreement, Escrow Agent shall pay the same to Purchaser together with all interest earned thereon; provided, however, that no disbursement pursuant to this subsection shall be made by Escrow Agent until the fifth (5th) Business Day following the receipt or deemed receipt of notice by Seller and Purchaser from Escrow Agent of its intention to so disburse, and disbursement made by Escrow Agent after the passage of such five (5) Business Day period shall relieve Escrow Agent from all liability in connection with such disbursement unless such disbursement is proscribed by order of a court of competent jurisdiction or objected to in writing by Seller or Purchaser.  If such disbursement is objected to in writing by Seller or Purchaser within such five (5) Business Day period, then Escrow Agent shall not make such disbursement until unanimously instructed in writing by Purchaser and Seller, or is directed to make such disbursement by a court of competent jurisdiction.  Notwithstanding anything to contrary contained herein, the five (5) Business Day requirement referred to above in this Section 13.1.4 shall not apply to a disbursement of the Deposit at Closing.

13.1.5                  In the event of any disagreement between Purchaser and Seller resulting in adverse claims and demands being made in connection with or against the funds held in escrow,

Escrow Agent shall refuse to comply with the claims or demands of either party until such disagreement is finally resolved (i) by a court of competent jurisdiction (in proceedings which Escrow Agent or any other party may initiate, it being understood and agreed by Purchaser and Seller that Escrow Agent has authority (but not the obligation) to initiate such proceedings) (ii) by an arbitrator in the event that Purchaser and Seller mutually and jointly determine to submit the dispute to arbitration pursuant to the rules of the American Arbitration Association, and in so doing Escrow Agent shall not be or become liable to a party or (iii) by written settlement between Purchaser and Seller.

13.1.6                  Purchaser and Seller each agree to jointly and severally indemnify and hold harmless Escrow Agent against any and all losses, liabilities, costs (including legal fees) and other expenses in any way incurred by Escrow Agent (except to the extent Escrow Agent willfully disregards any provision of this Agreement to which it is bound) in connection with or as a result of any disagreement between Purchaser and Seller under this Agreement or otherwise incurred by Escrow Agent in any way on account of its role as Escrow Agent, except that neither Purchaser nor Seller shall have any obligation to pay Escrow Agent any fee for escrow services hereunder.

13.1.7                  Escrow Agent in its sole discretion shall have the right to resign as the Escrow Agent under this Agreement, provided that it shall provide both Purchaser and Seller with at least thirty (30) days prior written notice of such resignation pursuant to the notice provisions of Section 14.3.  Upon any such resignation, Escrow Agent shall transfer the Deposit and any interest earned thereon to a successor Escrow Agent jointly approved by Purchaser and Seller, whereupon the original Escrow Agent shall have no further obligation or liability whatsoever as Escrow Agent under this Agreement.

13.1.8                  The Deposit shall be invested in a money market account or federally-insured savings account selected by Purchaser and reasonably approved by Seller.  The parties hereby acknowledge and agree that Federal Deposit Insurance for the Deposit, if any, is limited to a cumulative maximum amount of $250,000.00 for each individual depositor for all of the depositor’s accounts at the same or related institution.  The parties further hereby acknowledge and agree that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit, are not covered at all by Federal Deposit Insurance.  The parties acknowledge and agree that Escrow Agent shall have no obligation or liability with respect to insuring the Deposit or with respect to the solvency of the depository institution, or otherwise with respect to the appropriateness of the depository institution for purposes of the Deposit.  Further, the parties understand that Escrow Agent assumes no responsibility for, nor will the parties hold the same liable for, any loss occurring which arises from the fact that (x) the amount of the account or accounts contemplated hereby may cause the aggregate amount of any individual depositor’s account or accounts to exceed $250,000.00, (y) that this excess amount is not insured by the Federal Deposit Insurance Corporation or (z) that Federal Deposit Insurance is not available on certain types of bank instruments.

13.1.9                  Escrow Agent may pay the Deposit into a court of competent jurisdiction upon commencement by Escrow Agent of an interpleader action in such court.  The reasonable out-of-pocket costs and attorneys’ fees of Escrow Agent for such interpleader action shall be paid by the losing party in such interpleader action.

13.1.10            The rights and immunities of Escrow Agent hereunder shall apply equally to its partners, of counsel, associates, employees, Affiliates and agents.

13.1.11            All of Escrow Agent’s obligations under this Agreement shall automatically terminate upon disbursing the Deposit as set forth above.

ARTICLE XIV

GENERAL AND MISCELLANEOUS PROVISIONS

14.1                           Entire Agreement.  This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all agreements heretofore had or made between the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of said parties (provided, however, that this Agreement does not supersede any agreements between the Seller as to which Purchaser is not a party).  This Agreement may not be modified or amended except by an instrument executed and delivered by Seller and Purchaser which expressly states that it intends to modify or amend this Agreement.

14.2                           Governing Law.  This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York.

14.3                           Notices.  Any notice, consent or other communication made pursuant to, under or by virtue of this Agreement must be in writing and shall be sent by (i) commercial overnight delivery service, (ii) delivery by hand, or (iii) electronic mail, to the parties at the addresses set forth below or such other address as a party shall designate from time to time in accordance with this Agreement:

(a)	If to Seller:	Steinway Musical Instruments
800 South Street, Suite 305
Waltham, Massachusetts 02453
Attention: Dennis Hanson
Telephone: (781) 894-9770 ext. 5718
Telecopy: (781) 894-9803
dhanson@steinwaymusical.com

	with a copy to:	Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Andrew Lance, Esq.
Telephone: (212) 351-3871
Telecopy: (212) 351-4035
alance@gibsondunn.com

(b)	If to Purchaser:	111 West 57th LH LLC
c/o JDS Development
104 Fifth Avenue, 9th Floor
New York, New York 10003
Attention: Michael Stern
Telephone: (646) 625-3649
Telecopy: (516) 355-6295
jdsdevelopment@gmail.com

	with copies to:	Kasowitz, Benson, Torres & Friedman LLP
1633 Broadway
New York, New York 10019
Attention: Douglas B. Heitner, Esq.
Telephone: (212) 506-1967
Telecopy: (212) 500-3554
dheitner@kasowitz.com

c/o Property Markets Group, Inc.
5 East 17th Street, 2nd Floor
New York, New York 10003
Attention: Kevin Maloney
Telephone: (212) 610-2855
Telecopy: (212) 610-2856
Email: KMaloney@PropertyMG.com

c/o Property Markets Group, Inc.
5 East 17th Street, 2nd Floor
New York, New York 10003
Attention: Franklin R. Kaiman, Esq.
Telephone: (212) 610-2855
Telecopy: (212) 610-2856
Email: FKaiman@PropertyMG.com

(c)	If to Escrow Agent:	Royal Abstract of New York LLC
500 Fifth Avenue
New York, New York 10110
Attention: Martin Kravet
Telephone: (212) 376-0900
Telecopy: (212) 376-0911

All notices or other communications so sent or delivered shall be deemed delivered when received by the party to whom such notice or other communication was so sent or delivered or upon the refusal by such party to accept delivery.

14.4                           Limitation on Personal Liability.

14.4.1                  Purchaser agrees that it shall not look to Seller’s directors, officers, employees, shareholders, members, partners, affiliates, agents or direct or indirect principals, to enforce Purchaser’s rights hereunder, and that none of the directors, officers, employees, shareholders, members, partners, affiliates, agents or direct or indirect principals of Seller shall have any personal obligation or liability hereunder, and that Purchaser shall not seek to assert any claim or enforce any of Purchaser’s rights hereunder against any directors, officers, employees, shareholders, members, partners, affiliates, agents or direct or indirect principals of Seller or against any other person, partnership, limited liability company, corporation or trust, as direct or indirect principal of Seller, whether disclosed or undisclosed.

14.4.2                  Seller agrees that it shall not look to Purchaser’s directors, officers, employees, shareholders, members, partners, affiliates, agents or direct or indirect principals, to enforce Seller’s rights hereunder, and that none of the directors, officers, employees, shareholders, members, partners, affiliates, agents or direct or indirect principals of Purchaser shall have any personal obligation or liability hereunder, and that Seller shall not seek to assert any claim or enforce any of Seller’s rights hereunder against any directors, officers, employees, shareholders, members, partners, affiliates, agents or direct or indirect principals of Purchaser or against any other person, partnership, limited liability company, corporation or trust, as direct or indirect principal of Purchaser, whether disclosed or undisclosed.

14.4.3                  The provisions of this Section 14.4 shall survive the Closing or earlier termination of this Agreement.

14.5                           Brokers.  Purchaser represents and warrants to Seller that Purchaser dealt with no broker, finder or salesperson in connection with this Agreement other than Seller’s Broker.  Purchaser shall indemnify Seller, and hold Seller harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees and disbursements) incurred by Seller to the extent arising out of a claim for commission or other compensation made by any other broker, finder or other person (other than Seller’s Broker) with whom Purchaser dealt in connection herewith.

Seller represents and warrants to Purchaser that Seller dealt with no broker, finder or salesperson in connection with this Agreement other than Seller’s Broker, and that Seller shall be solely responsible to pay to Seller’s Broker any commission or other compensation to which Seller’s Broker is entitled pursuant to the separate agreement between Seller and Seller’s Broker.  Seller shall indemnify Purchaser, and hold Purchaser harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Purchaser to the extent arising out of a claim for commission or other compensation made by Seller’s Broker or any other broker, finder or other person (other than Purchaser’s Broker) with whom Seller dealt in connection herewith.

The provisions of this Section 14.5 shall survive the Closing or earlier termination of this Agreement.

14.6                           Successors.  The terms and conditions hereof shall be binding upon and inure to the benefit of the respective heirs, executors, personal representatives, successors and permitted assigns of the respective parties hereto.

14.7                           Time.  Time is of the essence as to the performance of the terms and conditions hereof, provided, however, that if the final date of any period which is set for the time provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of New York, in such event the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

14.8                           Consent to Jurisdiction.  Each party irrevocably submits to the jurisdiction of the state courts of the State of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof.  All parties hereby irrevocably consent to the exclusive jurisdiction by any such court with respect to any such proceeding and hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than by failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts, and (c) to the fullest extent permitted by applicable law, that (i) the action or proceeding is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper and (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts.

14.9                           Waiver of Jury Trial.  To the extent not prohibited by applicable law, each party to this Agreement hereby waives its respective right to a jury trial of any permitted claim or cause of action arising out of this Agreement, any of the transactions contemplated hereby, or any dealings between any of the parties hereto relating to the subject matter of this Agreement or any of the transactions contemplated hereby.  The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement or any of the transactions contemplated hereby, including, contract claims, tort claims, and all other common law and statutory claims.  This waiver is irrevocable and shall apply to any subsequent amendments, supplements or other modifications to this Agreement.

14.10                     Attorneys’ Fees.  Should any of Purchaser or Seller employ an attorney or attorneys to enforce any of the terms and conditions hereof, or to protect any right, title, or interest created or evidenced hereby, the non-prevailing party in any action pursued in courts of competent jurisdiction shall pay to the prevailing party all reasonable costs, damages, and expenses, including attorneys’ fees and disbursements, expended or incurred by the prevailing party.  Any attorneys’ fees and other expenses incurred by any party in enforcing a judgment in its favor in respect of this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

14.11                     Waiver.  Either Purchaser or Seller may specifically waive any breach of the terms and conditions hereof by the other party or parties, but no waiver shall constitute a continuing waiver of similar or other breaches of the terms and conditions hereof.  Except as otherwise expressly provided herein, all remedies, rights, undertakings, obligations and agreements contained herein shall be cumulative and not mutually exclusive.

14.12                     Severability.  If any of the terms and conditions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other of the terms and conditions hereof (except to the extent that a party is thereby deprived of consideration for its obligations hereunder) and the terms and conditions hereof shall be thereafter construed as if such invalid, illegal or unenforceable term or conditions had never been contained herein (except as aforesaid).

14.13                     Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.  This Agreement may also be executed and delivered by exchange of facsimile or email transmissions of originally executed copies, provided that an originally executed copy is promptly delivered to each party.

14.14                     Headings.  The headings herein are for reference purposes only and shall not affect the meanings or interpretation of the terms and conditions hereof.

14.15                     Interpretation.  Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter, and vice versa.  This Agreement shall not be construed more strictly against one party than against any other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

14.16                     Assignability.  Purchaser may not assign this Agreement, any direct or indirect interests in Purchaser or any of its rights hereunder without first obtaining the written consent of Seller, which consent Seller may withhold or condition in its sole discretion.  Any assignment in contravention of this provision shall be void.  Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.  Notwithstanding the foregoing, such consent shall not be required if such assignee is an entity in which Michael Stern (i) owns no less than a six percent (6%) equity interest, (ii) is the managing member or its equivalent and (iii) controls the day-to-day decision-making of such entity.  No assignment by Purchaser pursuant to this Section 14.16 or otherwise shall operate to release Purchaser of any of its obligations under this Agreement.

14.17                     No Partnership.  Nothing contained in this Agreement shall be construed to create a partnership or joint venture between or among the parties or their successors in interest.

14.18                     Recordation.  The parties hereto agree that neither this Agreement nor any memorandum of notice hereof shall be recorded, and Purchaser agrees not to file any notice of pendency or other instrument against the Property.

14.19                     Proper Execution.  The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser’s consideration and not for acceptance and execution.  Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance.  The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and a counterpart of this Agreement executed by Seller shall have been delivered to Purchaser.

14.20                     Supplemental Transfer Tax Filing.  Upon final calculation of the Additional Purchase Price, Seller shall be obligated to pay any additional transfer taxes in accordance with Section 7.1.1 hereof.  Purchaser shall reasonably cooperate with Seller in executing and filing any supplemental forms with respect to the New York State Real Estate Transfer Tax and the New York City Real Property Transfer Tax.

14.21                     Sales Tax.  Seller and Purchaser hereby acknowledge and agree that it is their intention that no consideration shall be paid to Seller by Purchaser on account of, and no portion of the Purchase Price shall be allocated to, any personal property acquired by Purchaser on the Closing Date.  Notwithstanding the foregoing, any sales tax payable as a result of the transactions contemplated in this Agreement shall be paid by Purchaser.  Purchaser hereby indemnifies, defends and saves harmless Seller from and against any such sales tax liability, and from and against any and all costs, claims, liabilities, losses and expenses, including, without limitation, attorneys’ fees and disbursements, incurred in contesting the existence or amount of any such sales tax liability or in respect of any such sales tax liability, including, without limitation, penalties, interest and other charges in respect of the same.  Purchaser shall indemnify, defend and hold harmless Seller with respect to any failure by Purchaser to comply with its obligations under this Section 14.21.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the Effective Date.

SELLER:	STEINWAY, INC., a Delaware corporation

	By:	/s/ Michael T. Sweeney
	Name:	Michael T. Sweeney
	Title:	Executive Vice President

PURCHASER:	111 WEST 57th LH LLC, a Delaware limited liability company

	By:	/s/ Michael Stern
	Name:	Michael Stern
	Title:	Authorized Signatory

	By:	/s/ Kevin Maloney
	Name:	Kevin Maloney
	Title:	Authorized Signatory

Royal Abstract of New York LLC hereby joins in this Agreement for the sole purpose of acknowledging receipt of the Deposit and agreeing to hold the Deposit in escrow in accordance with the provisions of Article 13 hereof.

ESCROW AGENT:	ROYAL ABSTRACT OF NEW YORK LLC, a New York limited liability company

	By:	/s/ Martin Kravet
	Name:	Martin Kravet
	Title:	President

The Effective Date of this Agreement is March 25, 2013.

ANNEX I

DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings ascribed to them below:

“Additional Purchase Price Escrow Account” shall mean the escrow account that is established under the Escrow Agreement.

“Additional Purchase Price Escrow Agent” shall mean the escrow agent under the Escrow Agreement.

“Agreement” shall have the meaning given such term in the first paragraph of this Agreement.

“Approvals” shall have the meaning given such term in Section 5.6.3 of this Agreement.

“Assignment and Assumption of Contract Rights and Service Contracts” shall have the meaning given such term in Section 7.2.10 of this Agreement.

“Assignment and Assumption of Space Leases” shall have the meaning given such term in Section 7.2.4 of this Agreement.

“Closing” shall have the meaning given such term in Section 2.4 of this Agreement.

“Closing Date” shall have the meaning given such term in Section 2.4 of this Agreement.

“Commitment” shall mean a Commitment for Owner Policy of Title Insurance issued by the Title Company to the Purchaser pertaining to the Real Property, in standard form promulgated in accordance with the American Land Title Association’s requirements accompanied by true, correct, and complete copies of all documents and instruments of record affecting the state of the title of Seller to the Real Property as described therein.

“Continuation” shall have the meaning given such term in Section 3.2.2 of this Agreement.

“Contract Rights” shall have the meaning given such term in Section 2.1.2 of this Agreement.

“Control” shall mean (i) owning not less than 51% of the equity interest in a person or entity and (ii) having the right to direct the general management of the affairs of such person or entity by ownership of voting control, contract or otherwise.

“DBSWL” shall have the meaning given such term in Section 10.1.4 of this Agreement.

“Deed to Improvements” shall have the meaning given such term in Section 7.2.3 of this Agreement.

“Effective Date” shall mean the date on which this Agreement is fully executed, which shall for all purposes in this Agreement be the date on which this Agreement is last executed by Purchaser and Seller and which shall be indicated by insertion of such date in the first paragraph of this Agreement.

“Equipment” shall have the meaning given such term in Section 2.1.2 of this Agreement.

“Escrow Agent” shall have the meaning given such term in Section 2.2.1 of this Agreement.

“Escrow Agreement” shall have the meaning given such term in Section 2.2 of this Agreement.

“Escrow Amount” shall have the meaning given such term in Section 2.2.3 of this Agreement.

“Exceptions” shall have the meaning given such term in Section 3.2.1 of this Agreement.

“Fee Interest” shall mean the fee interest in the Land.

“Fixtures” shall have the meaning given such term in Section 2.1.1(iii) of this Agreement.

“Ground Lease” shall mean that certain Lease Agreement dated as of March 30, 1999, between 111 West 57th Street Associates, L.P., as lessor, and Seller, as lessee, as the same may be amended solely in accordance with the terms hereof.

“Ground Lease Assignment” shall have the meaning given such term in Section 7.2.2 of this Agreement.

“Ground Lease Modification” shall mean that certain Amendment to Ground Lease, dated as of the Effective Date and effective upon Purchaser’s acquisition of the Fee Interest, in form attached hereto as Schedule T.

“Ground Lessor” shall mean 111 West 57th Street Associates, L.P.

“Improvements” shall have the meaning given such term in Section 2.1.1(ii) of this Agreement.

“Land” shall have the meaning given such term in the Recitals of this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on the value, utility, or operation of the Property.

“New Seller Space Lease” shall have the meaning given such term in Section 7.2.20 of this Agreement.

“NYC-RPT” shall have the meaning given such term in Section 7.2.15 of this Agreement.

“OFAC” shall have the meaning given such term in Section 10.1.9 of this Agreement.

“Outside Date” shall have the meaning given such term in Section 10.3 of this Agreement.

“Patriot Act” shall have the meaning given such term in Section 10.1.9 of this Agreement.

“Permitted Exceptions” shall have the meaning given such term in Section 2.1 of this Agreement.

“Post-Effective Date Violation” has the meaning set forth in Section 5.4 of this Agreement.

“Property” shall have the meaning given such term in Section 2.1.1 of this Agreement.

“Purchase Price” shall have the meaning given such term in Section 2.2 of this Agreement.

“Purchaser” shall have the meaning given such term in the first paragraph of this Agreement.

“Purchaser’s Update Certificate” shall have the meaning given such term in Section 7.3.8 of this Agreement.

“RAB” shall have the meaning given such term in Section 5.2 of this Agreement.

“Real Property” shall mean the (i) the leasehold interest in the Land pursuant to the Ground Lease and (ii) the fee interest in the Improvements.

“Reimbursable Amounts” shall have the meaning given such term in Section 6.2 of this Agreement.

“Replacement Employee” shall have the meaning given such term in Section 7.5.1 of this Agreement.

“RP-5217NYC” shall have the meaning given such term in Section 7.2.16 of this Agreement.

“Security Deposits” shall have the meaning given such term in Section 2.1.2 of this Agreement.

“Seller” shall have the meanings given such terms in the first paragraph of this Agreement.

“Seller Misrepresentations” shall have the meaning given such term in Section 10.4 of this Agreement.

“Seller Party(ies)” shall mean Seller and its respective direct and indirect members, and their respective agents, officers, directors, trustees, advisors, managers, members, agents, employees and counsel.

“Seller’s Broker” shall mean The Corcoran Group.

“Seller’s Update Certificate” shall have the meaning given such term in Section 7.2.18 of this Agreement.

“Service Contracts” shall mean all third-party brokerage agreements, service contracts, maintenance contracts, supply contracts, equipment rental contracts, contracts for alterations, renovations or improvements and other similar agreements with respect to the Property.

“Space Lease” or “Space Leases” shall have the meanings given such terms in Section 2.1.2 of this Agreement.

“Property” shall have the meaning given such term in Section 2.1.2 of this Agreement.

“Purchase Price” shall have the meaning given such term in Section 2.2 of this Agreement.

“Survey” shall mean that certain survey of the Real Property performed by Harwood Surveying PC and last updated March 8, 1999.

“Termination Notice” shall have the meaning given such term in Section 12.1.1.

“Title Company” shall mean Royal Abstract of New York LLC.

“TP-584 Form” shall have the meaning given such term in Section 7.2.15 of this Agreement.

“Vacate Parameters” shall have the meaning given such term in Section 5.6.2 of this Agreement.

“Violation Cap Amount” has the meaning set forth in Section 5.4 of this Agreement.

“Violations” shall mean all violations of law or municipal ordinances, orders or requirements noted in or issued by the departments of buildings, fire, labor, health or other federal, state, county, city or other departments and governmental agencies having jurisdiction against or affecting the Property.